UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 3, 2010

RINEON GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-148189	98-0577859
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 East Baseline Road, Suite 201, Mesa AZ 85206 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (480) 634-4152

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2010, the Company appointed Sean P. Davis to its Board of Directors.  On the same date Michael Hlavsa, who had been the Company’s sole director and the Company’s Principal Executive Officer and Principal Financial Officer, resigned these positions, and Mr. Davis was then appointed the Company’s Principal Executive Officer and Principal Financial Officer.  Mr. Hlavsa’s resignation was not a result of any disagreement with the Company.

Mr. Davis is 39 years of age.  Prior to joining the Company, he served as a Financial Advisor at Allstate Financial from March of 2009.  From July 2008 to March 2009 Mr. Davis served as a Financial Advisor at Merrill Lynch.  Prior to that, from August 2007 through July 2008 Mr. Davis served as a Financial Advisor at AG Edwards.  From October 2005 to March 2007 Mr. Davis was a consultant in the fitness industry.  Mr. Davis received a B.S. in Organizational Studies from the University of California at Davis in 1995.

Since the beginning of the Company’s last fiscal year, there has not been any transaction and there is no proposed transaction between the Company and Mr. Davis except as set forth above.

There are no arrangements or understandings between Mr. Davis and the Company and any other persons pursuant to which he was selected as a director.  There is no material plan, contract or arrangement to which Mr. Davis is a party or in which he participates that is entered into or amended in connection with his appointment as a director.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2010

RINEON GROUP, INC.

s/Sean P. Davis
Name:         Sean P. Davis
Title:           Principal Executive Officer